CENTRAL VERMONT PUBLIC SERVICE CORPORATION

Forty-Second Supplemental Indenture

Dated as of June 11, 2001

and

Resolutions Connected Therewith Adopted June 11, 2001

RECORDING INFORMATION

                                                        Town Clerk's Office     Received this Supplemental Indenture for record on the                   day of                   , 2001, at              o'clock,        .M., and filed the bound copy as Book               in accordance with T 24 V.S.A., Section 1155, and cross-indexed in the Land Records in Book                   at Page                   .

                                                                              Attest:_________________________________
                                                                                          Town Clerk

            THIS SUPPLEMENTAL INDENTURE, dated as of June 11, 2001, by and between CENTRAL VERMONT PUBLIC SERVICE CORPORATION, a corporation duly organized and existing under the laws of the State of Vermont (hereinafter generally referred to as the Company), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (hereinafter generally referred to as the Trustee), as it is the second successor trustee under the below-referenced Indenture of Mortgage,

WITNESSETH that:

            WHEREAS, the Company heretofore duly executed and delivered to Old Colony Trust Company, as trustee, or to its successor as trustee, an Indenture of Mortgage (hereinafter generally referred to as the Original Indenture), dated as of October 1, 1929, but actually executed on October 24, 1929 (the Original Indenture, with all indentures supplemental thereto as therein provided, being hereinafter generally referred to as the Mortgage), Liber 150 of Mortgages, Page 51, Grafton County (New Hampshire) Registry of Deeds, Liber 616, Folio 484, Sullivan County (New Hampshire) Records, Vol. 234, Page 531, in the Office of the Secretary of State of Connecticut, in the Office of the City Clerk of Rutland, Vermont, in the offices of the clerks of certain other towns and cities in the State of Vermont, and in the Office of the Secretary of State of the State of Vermont, to which Original Indenture this instrument is supplemental, and forty-one duly recorded indentures supplemental thereto and in modification and confirmation thereof, whereby all the properties of the Company, whether owned at the time of the execution thereof or thereafter acquired, with certain exceptions and reservations therein fully set forth, were granted, assigned, transferred, mortgaged and pledged to the Trustee, in trust upon the terms and conditions set forth therein, to secure bonds of the Company issued and to be issued in accordance with the terms of the Mortgage and for other purposes more particularly set forth therein; and

            WHEREAS on January 4, 1971, Old Colony Trust Company was merged into The First National Bank of Boston (hereinafter referred to as the First Successor Trustee) which thereupon succeeded to the trusts under the Mortgage; and

            WHEREAS on September 29, 1995, The First National Bank of Boston sold substantially all its corporate trust business and assets to STATE STREET BANK AND TRUST COMPANY (hereinafter referred to as the Trustee) which thereupon commenced to act as Trustee under the Mortgage (hereinafter referred to as the Succession); and

            WHEREAS as of December 29, 1997, the Company, the First Successor Trustee and the Trustee executed and delivered the Thirty-Ninth Supplemental Indenture confirming the Succession and making certain representations and agreements with respect thereto; and

            WHEREAS by Section 15 of Article III of the Mortgage, the Company has covenanted, among other things, to cause each subsidiary to pay when due all indebtedness for money borrowed by such subsidiary and not to permit the occurrence of any event or any condition to exist with respect to any such indebtedness or under any agreement securing or relating to such indebtedness the effect of which is to cause (or permit any holder of such indebtedness or a trustee to cause) such indebtedness, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; and

            WHEREAS, by Article X of the Mortgage, the Company has agreed to various remedies in the event of certain defaults specified in Section 1 of such Article X, including without limitation, (1) any default in the due observance or performance of any covenant or condition in the Mortgage (other than the obligation to make any payment when due of interest on, the principal of, or the premium, if any, on any of the bonds issued under the Mortgage) required to be kept or performed by the Company, and the continuance of any such default for the applicable period specified in the Mortgage, or (2) certain actions by the Company or any subsidiary in respect of the bankruptcy or insolvency of any subsidiary and certain other similar events; and

            WHEREAS, said Section 15 of Article III of the Mortgage was added to the Mortgage through the Twenty-Seventh Supplemental Indenture, dated as of April 1, 1975, at which time the Company did not participate in any unregulated business activities through subsidiaries incorporated for those activities; and

            WHEREAS, in 1989, the Company began participating in unregulated business activities through subsidiaries incorporated for that purpose; and

            WHEREAS, the unregulated activities of the Company are conducted, as of the date hereof, through a wholly-owned subsidiary, Catamount Resources Corporation, a Vermont corporation (together with its successors and assigns, "CRC"), and its current and future wholly- and partially-owned direct and indirect subsidiaries and partially-owned affiliates (such subsidiaries and affiliates, "CRC Subsidiaries"); and

            WHEREAS, under Section 15 of Article III of the Mortgage, a failure by CRC or a CRC Subsidiary to pay when due all indebtedness for money borrowed or the permitting by CRC or a CRC Subsidiary of the occurrence of any event or any condition to exist with respect to any such indebtedness or under any agreement securing or relating to such indebtedness the effect of which is to cause (or permit any holder of such indebtedness or a trustee to cause) such indebtedness, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment would cause a default under the Mortgage and cause the Trustee to seek remedies under Article X of the Mortgage; and

            WHEREAS, certain actions by CRC or a CRC Subsidiary in respect of the bankruptcy or insolvency of any subsidiary and certain other similar events could also result in the declaration of a default and cause the Trustee to seek remedies under Article X of the Mortgage; and

            WHEREAS, the Company wishes to preclude the foregoing events from causing a default or declaration of a default under the Mortgage which could be caused by events relating to CRC or a CRC Subsidiary; and

            WHEREAS, in order to preclude the foregoing events with respect to CRC or a CRC Subsidiary from causing a default under Section 15 of Article III of the Mortgage and/or the consequences set forth in Article X of the Mortgage, the Company and the Trustee have duly and lawfully determined to execute this instrument; and

            WHEREAS, in accordance with Section 4 of Article XVI, the Company has duly and lawfully been authorized by resolution of its Board of Directors, and by all other required corporate actions, to execute and deliver this instrument; and

            WHEREAS, in accordance with said Section 4 of Article XVI, the holders of not less than sixty-six and two-thirds per centum (66-2/3%) in principal amount of all the bonds issued under the Mortgage and outstanding as of the date hereof have consented to the execution and delivery of this instrument; and

            WHEREAS, in accordance with said Section 4 of Article XVI, none of the series of bonds outstanding as of the date hereof will be materially and adversely affected by the execution and delivery of this instrument unless all of the series of bonds so outstanding are so affected; and

            WHEREAS, in accordance with said Section 4 of Article XVI, the Company has requested the Trustee to join with the Company in the execution of this instrument and such execution by the Trustee does not affect the rights, duties or immunities of the Trustee under the Mortgage or otherwise; and

            WHEREAS, the Company has caused to be paid or redeemed all bonds issued under the Mortgage other than those now outstanding as described below and has caused to be paid or redeemed or has otherwise discharged the underlying bonds of its predecessor corporations described in the Original Indenture and the mortgages securing the same; and the Company has also issued and there are outstanding on the date of delivery hereof $73,937,587.35 in principal amount of First Mortgage Bonds, Series GG, HH, JJ, MM, NN, OO, PP, QQ and RR; and

            WHEREAS, the use of terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Original Indenture as heretofore and hereby supplemented, modified and confirmed;

            NOW THEREFORE, in confirmation of and supplementing the Mortgage and pursuant to, in compliance with, and in execution of, the powers, authorities and obligations conferred, imposed and reserved therein and every other power, authority and obligation appertaining thereto, in consideration of the premises, and of the sum of one dollar to it duly paid by said STATE STREET BANK AND TRUST COMPANY and of other good and valuable consideration, the receipt whereof is hereby acknowledged, said CENTRAL VERMONT PUBLIC SERVICE CORPORATION has given, granted, bargained, sold, transferred, assigned, pledged, mortgaged, warranted, conveyed and confirmed to the Trustee, and by these presents does give, grant, bargain, sell, transfer, assign, pledge, mortgage, warrant, convey and confirm, unto said STATE STREET BANK AND TRUST COMPANY as Trustee as aforesaid, and its successor or successors in the trusts under the Mortgage and hereunder, and its and their assigns, (a) all and singular the plants, rights, permits, franchises, privileges, easements and property, real, personal and mixed, described in the Original Indenture and each of the preceding Supplemental Indentures, and thereby or otherwise thereunder conveyed, pledged, assigned, transferred and mortgaged, or intended so to be (said descriptions in the Original Indenture and each of the preceding Supplemental Indentures being hereby made a part hereof to the same extent as if set forth herein at length), whether then or now owned or thereafter or hereafter acquired, except such of said properties or interests therein as may have been released by the Trustee or any previous trustee under the Mortgage or sold or disposed of in whole or in part as permitted by the provisions of the Original Indenture as heretofore supplemented and amended and (b) also, but without in any way limiting the generality of the foregoing, all of the right, title and interest of the Company in and to the franchises, rights, titles, interests, easements and properties described in Schedule A hereto attached and hereby made a part hereof as fully as if set forth herein at length;

            Subject, however, as to all of the foregoing, to the specific rights, privileges, liens, encumbrances, restrictions, conditions, limitations, covenants, interests, reservations, exceptions and otherwise as provided in the Original Indenture and preceding Supplemental Indentures, and in the descriptions in the schedules thereto and hereto and in the deeds or grants in said schedules referred to;

            BUT SPECIFICALLY RESERVING AND EXCEPTING (as the same were reserved and excepted from the lien of the Original Indenture and all preceding Supplemental Indentures) from this instrument and the grant, conveyance, mortgage, transfer and assignment herein contained (1) all right, title and interest of the Company, now owned or hereafter acquired, in and to the properties and rights specified in subclauses (a) and (c), both inclusive, of the granting clauses on page 11 of the Original Indenture, and (2) (as the same, pursuant to the provisions of Section 18(b) of Article 2 of the Fifth Supplemental Indenture, dated as of February 1, 1945, were reserved from the lien of the Original Indenture and the preceding Supplemental Indentures) all telephone properties, whether heretofore or now owned or hereafter acquired by the Company;

            TO HAVE AND TO HOLD all said property hereby conveyed, assigned, pledged or mortgaged, or intended so to be, together with the rents, issues and profits thereof, as well as all such after-acquired property, unto the Trustee, its successor or successors in the trusts under the Mortgage and hereunder and its and their assigns forever;

            BUT IN TRUST, NEVERTHELESS, under and subject to the provisions and conditions, with all the powers and authority and for the trusts and purposes, herein and in the Mortgage set forth, (1) for the equal and proportionate benefit and security (except as provided in Section 3 of Article III and elsewhere in the Original Indenture as heretofore and hereby supplemented, modified and confirmed) of the holders of all bonds and interest coupons heretofore, now and hereafter issued under the Mortgage and from time to time outstanding, pursuant to the provisions thereof, and for the enforcement of the payment of said bonds and coupons when payable, and the performance of and compliance with the covenants and conditions of the Mortgage, without (except as aforesaid) any preference, distinction or priority as to lien or otherwise of any bond or coupon over any other bond or coupon by reason of the difference in the series or time of the actual issue, sale or negotiation thereof, or for any other reason whatsoever, so that each and every bond heretofore, now or hereafter issued under the Mortgage shall have the same lien, and so that the interest and principal of every such bond shall, subject to the terms of the Original Indenture, be equally and proportionally secured thereby and hereby, as if it had been made, executed, delivered, sold and negotiated simultaneously with the execution and delivery of the Original Indenture; and (2) subject to the covenants, agreements, rights, privileges, immunities, trusts and duties set forth in the Original Indenture, as heretofore supplemented, modified and confirmed, and in this Supplemental Indenture;

            AND IT IS HEREBY COVENANTED, DECLARED AND AGREED, upon the trusts and for the purposes aforesaid, as set forth in the following covenants, agreements, conditions and provisions:

ARTICLE 1
AMENDMENT OF MORTGAGE

            Section 1.       The Original Indenture, as heretofore supplemented and amended, is hereby further supplemented and amended by adding the following Sections 16, 17 and 18 at the end of Article III thereof:

Section 16.      That so long as the CRC Restructuring has not occurred, the Company will not, and will not permit any Regulated Subsidiary, directly or indirectly, to make a capital contribution, loan or advance to any Unregulated Subsidiary (any such capital contributions, loans or advances made at any time being herein collectively, "Unregulated Subsidiary Investments") if, after giving effect thereto, the aggregate book value of all Unregulated Subsidiary Investments exceeds 25% of Shareholders Equity. As used in this Section 16, the term "Shareholders Equity" shall mean at any time the sum of (i) the outstanding common stock equity of the Company, plus (ii) the Preferred Stock of the Company but excluding any Mandatorily Redeemable Preferred Stock which is issued after June 1, 2001, in each case as would be shown on a consolidated balance sheet of the Company and its subsidiaries as of such time prepared in accordance with GAAP, minus, to the extent otherwise included in Shareholders Equity determined pursuant to the foregoing provisions, amounts properly attributable to minority interests, if any, in the stock and surplus of subsidiaries of the Company.

Section 17.      That the Company will not, and will not permit any Included Subsidiary of the Company to, enter into, directly or indirectly, any transaction or Material group of related transactions (including, without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or any Included Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Included Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Included Subsidiary than would be obtainable in a comparable arms-length transaction with a Person not an Affiliate; provided, that the foregoing provisions of this Section 17 shall not limit capital contributions to Excluded Subsidiaries which are not otherwise prohibited under this Mortgage.

Section 18.      That the Company will not except as hereinafter provided:

(i)      Declare or pay any dividends or make any other distributions or payment, directly or indirectly, on any shares of capital stock of the Company (except dividends payable solely in capital stock of the Company); or

(ii)      Directly or indirectly, or through any subsidiary of the Company purchase, redeem, or retire any shares of capital stock of the Company of any class other than shares retired through the operation of the mandatory sinking fund provisions of any class of Preferred Stock of the Company or any warrants, rights or other options to purchase or acquire any shares of such capital stock (other than solely in exchange for shares of such stock or out of net proceeds from the substantially concurrent sale of such stock or warrants, rights or options to purchase or acquire shares of such stock);

(such declarations or payments of dividends, distributions, payments, purchases, redemptions or retirements of capital stock or warrants, rights or options being herein called "Restricted Payments"), unless immediately after giving effect thereto, the aggregate amount of Restricted Payments during the period commencing on January 1, 2001 and ending on and including the date such Restricted Payment is declared or made, would not exceed the sum of

(A)      $77,573,865, plus

(B)      Net Income of the Company for the period commencing on January 1, 2001 up to and including the end of the month next preceding the month in which such Restricted Payment is to be declared or made (or minus such Net Income for such period if such Net Income is a loss); and

immediately prior to and immediately after giving effect to such Restricted Payment there will not have occurred or be continuing a default or event of default under this Mortgage.

             For purposes of this Section 18, (i) if the CRC Restructuring is effected in the form of a dividend to the Holding Company, the Restricted Payment thereof determined pursuant to the foregoing provisions shall be increased by the aggregate amount of loans and advances made by the Company and Regulated Subsidiaries to CRC and the CRC Subsidiaries which are outstanding as of the date of such dividend, (ii) after the CRC Restructuring is effected, the amount of any capital contributions, loans or advances made by the Company and any Regulated Subsidiaries to CRC and the CRC Subsidiaries shall constitute Restricted Payments and (iii) the increase in Restricted Payments in clause (i) shall be reduced if and to the extent such loans or advances referred therein are subsequently repaid and the additional Restricted Payments resulting from clause (ii) shall be reduced if and to the extent any such capital contributions, loans or advances referred to therein are subsequently repaid. In addition, for purposes of this Section 18, the amount of any Restricted Payment made in property shall be the greater of (x) the fair market value of such property (as determined in the good faith by the board of directors of the Company) or (y) the net book value thereof on the books of the Company, in each case determined as of the date on which such Restricted Payment is made.

             For purposes of this Section 18, "Net Income" of the Company shall mean the gross operating revenues and other income of the Company less all deductions for operating expenses, taxes (including income, excess profits and other taxes based on or measured by income), interest expense, reserves, any extraordinary items of expense and other appropriate items, all as determined in accordance with such system of accounts as may be prescribed by the Vermont Public Service Board or any successor regulatory commission or agency of the State of Vermont having the same or similar jurisdiction over accounts or, in the absence thereof, in accordance with sound accounting practice, and less, for any period, the amount, if any, by which the Renewal Requirement as defined in Article VII of the Mortgage for such period exceeds the aggregate amount included in operating expenses with respect to depreciation of electric plant during such period; provided, however, that in determining the Net Income of the Company for the purposes of this Section 18 no deduction or adjustment shall be made for or in respect of: (a) expenses in connection with the redemption or retirement of any securities issued by the Company, including any amount paid in excess of the principal amount of securities redeemed or retired and, in the event that such redemption or retirement is effected with the proceeds of sale of other securities of the Company, interest on the securities redeemed or retired from the date on which the funds required for such redemption or retirement are deposited in trust for such purpose to the date of redemption or retirement; (b) profits and losses from sales of public utility property or other capital assets, or taxes on or in respect of any such profits; (c)  any earned surplus adjustment (including tax adjustments) applicable to any period prior to January 1, 2001; or (d) amortization of utility plant adjustment accounts or intangibles.

             Section 2.       The Original Indenture, as heretofore supplemented and amended, is hereby further supplemented and amended by adding the following two paragraphs in their respective entirety as the seventh paragraph and eighth paragraph, respectively, of Article XVII thereof:

So long as the CRC Restructuring has not occurred, neither CRC nor any CRC Subsidiaries shall be deemed to be a "subsidiary" for purposes of Section 15 of Article III and Section 1 of Article X of this Mortgage.

For purposes of this Mortgage, the following definitions have the meanings hereinafter specified:

             "Affiliate" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any subsidiary or any corporation of which the Company and its subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

             "CRC" means Catamount Resources Corporation, a Vermont corporation, and its successors and assigns.

              "CRC Restructuring" means any transaction or series of transactions as a result of which CRC and the CRC Subsidiaries cease to be subsidiaries of the Company and become acquired by a company (which may be CRC) (a "Holding Company") which owns all or substantially all of the stock of the Company, including the issuance of a dividend to the Holding Company of CRC (if applicable) and the CRC Subsidiaries.

              "CRC Restructuring Date" shall mean the date on which the CRC Restructuring occurs.

              "CRC Subsidiaries" shall mean (i) the current and future wholly and partially owned subsidiaries of CRC and (ii) the partially owned Affiliates of CRC.

              "Excluded Subsidiary" shall mean any subsidiary of the Company which at the time of reference is not included in the meaning of the term "subsidiary" for purposes of Section 15 of Article III and Section 1 of Article X.

              "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

              "Included Subsidiary" shall mean every subsidiary of the Company which at the time of reference is not an Excluded Subsidiary.

              "Mandatorily Redeemable Preferred Stock" means, with respect to Preferred Stock of any Person, each share of such Person's Preferred Stock that is:

(a)      required to be purchased or otherwise retired or extinguished or convertible into indebtedness for money borrowed of such Person (i) at a fixed or determinable date, whether by operation of sinking fund or otherwise, or (ii) upon the occurrence of a condition not solely within the control of such Person; or

(b)       convertible into other Mandatorily Redeemable Preferred Stock.

              "Material" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its subsidiaries, taken as a whole.

             "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

             "Preferred Stock" means, in respect of any corporation, shares of the capital stock of such corporation that are entitled to preference or priority over any other shares of the capital stock of such corporation in respect of payment of dividends or distribution of assets upon liquidation.

             "Regulated Subsidiary" means a subsidiary of the Company which is regulated by the Vermont Public Service Board or the New Hampshire Public Utilities Commission or any successor regulatory commission or agency to either and any other subsidiary that is subject to federal or state regulation as a public utility company.

             "subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its subsidiaries or such Person and one or more of its subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its subsidiaries or such Person and one or more of its subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its subsidiaries). Unless the context otherwise clearly requires, any reference to a "subsidiary" is a reference to a subsidiary of the Company.

             "Unregulated Subsidiary" means CRC, any of the CRC subsidiaries and any other subsidiary of the Company which is not a Regulated Subsidiary.

             Section 3.       The following covenants contained in the Supplemental Indenture indicated are hereby deleted:

Section 1 of Article 1 of the Thirty-Fifth Supplemental Indenture dated as of December 15, 1989,

Section 1 of Article 2 of the Thirty-Sixth Supplemental Indenture dated as of December 10, 1990,

Section 1 of Article 1 of the Thirty-Seventh Supplemental Indenture dated as of December 10, 1991, and

Section 1 of Article 1 of the Thirty-Eighth Supplemental Indenture dated as of December 10, 1993.

             Section 4.       Except as expressly provided by Sections 1, 2 and 3 of this Article 1, the Original Indenture, as heretofore supplemented and amended, shall remain in full force and effect.

ARTICLE 2.
MISCELLANEOUS PROVISIONS

             Section 1.      The Trustee shall be entitled to, may exercise and shall be protected by, where and to the full extent that the same are applicable, all the rights, powers, privileges, immunities and exemptions provided in the Mortgage as if the provisions concerning the same were incorporated herein at length. The recitals and statements in this Supplemental Indenture and in the bonds shall be taken as statements by the Company alone, and shall not be considered as made by or as imposing any obligation or liability upon the Trustee, nor shall the Trustee be held responsible for the legality or validity of this Supplemental Indenture or of the bonds, and the Trustee makes no covenants or representations, and shall not be responsible, as to and for the effect, authorization, execution, delivery or recording of this Supplemental Indenture.

             Section 2.       This Supplemental Indenture shall become void when the Original Indenture as heretofore supplemented and amended shall be void.

             Section 3.      The Mortgage as supplemented and amended hereby is ratified and confirmed in all respects.

             Section 4.      If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 and 317, inclusive, of the Trust Indenture Act of 1939 as amended by the Trust Indenture Reform Act of 1990, through operation of Section 318(c), such imposed duties shall control.

             Section 5.      This Supplemental Indenture may be simultaneously executed in any number of counterparts, and all said counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

             IN WITNESS WHEREOF, said CENTRAL VERMONT PUBLIC SERVICE CORPORATION has caused this instrument to be signed, and its corporate seal attested by its Assistant Corporate Secretary to be hereunto affixed, by Francis J. Boyle, its Treasurer and Agent in that behalf duly authorized, and said STATE STREET BANK AND TRUST COMPANY has caused this instrument to be executed in its corporate name and its corporate seal to be hereto affixed by one of its Assistant Vice Presidents, all as of the day and year first above written.

                                                                            CENTRAL VERMONT PUBLIC SERVICE
                                                                                 CORPORATION,

                                                                                  By   ___________________________
                                                                                                    Francis J. Boyle
                                                                                             Its Treasurer and Agent

Attest:

______________________________
Mary C. Marzec
Assistant Corporate Secretary

Signed, sealed and delivered on
behalf of Central Vermont Public
Service Corporation in the presence of:                                                           (CORPORATE SEAL)

______________________________
Jennifer Jalbert

______________________________
Anne Hyland

                                                                           STATE STREET BANK AND TRUST COMPANY as
                                                                                Trustee as aforesaid,

                                                                                By  ____ _______________________
                                                                                                   Laura S. Cawley
                                                                                             Assistant Vice President

Signed, sealed and delivered on
behalf of State Street Bank and

Trust Company in the presence of:                                                                   (CORPORATE SEAL)

______________________________
Todd R. DiNezza

______________________________
John Lindsay

STATE OF VERMONT,
                                    SS.
COUNTY OF RUTLAND,

             On this 28th day of June, A.D. 2001, before me, a Notary Public in and for said State, duly commissioned and acting as such, personally came Francis J. Boyle, Treasurer and Agent of said CENTRAL VERMONT PUBLIC SERVICE CORPORATION, to me personally known and known to me to be one of the persons named in and who executed the foregoing instrument, and who being duly sworn by me deposed and said: that he resides in Rutland, Vermont; that he is Treasurer of CENTRAL VERMONT PUBLIC SERVICE CORPORATION, the Corporation described in and which executed the foregoing instrument as party of the first part; that he knows the seal of said Corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said Corporation, and that he signed his name thereto by like order, and he acknowledged and declared that he executed the foregoing instrument and affixed the seal of said CENTRAL VERMONT PUBLIC SERVICE CORPORATION thereto as its Treasurer and Agent by authority of the Board of Directors of said Corporation, and acknowledged the same to be his free act and deed, and the free act and deed of said Corporation.

             WITNESS my hand and official seal the day and year aforesaid.

                                                                                            _______________________________
                                                                                                   Anne Hyland, Notary Public

                                                                                         My commission expires February 10, 2003

                                                                                                                              (NOTARIAL SEAL)

THE COMMONWEALTH OF MASSACHUSETTS,
                                                                                   SS.
COUNTY OF SUFFOLK,

             On this ____ day of June, A.D. 2001, before me, a Notary Public in and for said Commonwealth, duly commissioned and acting as such, personally came                                   , an Assistant Vice President of STATE STREET BANK AND TRUST COMPANY, to me known and known to me to be one of the persons named in and who executed the foregoing instrument, and who being duly sworn by me deposed and said: that s/he resides in                                   ; that s/he is an Assistant Vice President of STATE STREET BANK AND TRUST COMPANY, the corporation described in and which executed the foregoing instrument as party of the third part; that s/he knows the seal of said Bank; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said Bank, and that s/he signed his/her name thereto by like authority, and s/he acknowledged the same to be his/her free act and deed, and the free act and deed of said Bank. And said                                         , an Assistant Vice President of said STATE STREET BANK AND TRUST COMPANY, further acknowledged that he accepted the trust hereinbefore created for, and on behalf of, said STATE STREET BANK AND TRUST COMPANY, Trustee, upon the terms therein named.

             WITNESS my hand and official seal the day and year aforesaid.

                                                                               _______________________________________
                                                                                                                              , Notary Public

                                                                                     My commission expires

                                                                                                                              (NOTARIAL SEAL)

DESCRIPTION OF PROPERTIES

             All land and premises, rights, privileges and easements conveyed or purported to be conveyed to the Company in and by the following described deeds and the records thereof are hereby incorporated herein by reference:

Properties acquired after July 19, 1999 or not previously described:

Deed from Anthony F. Cersosimo, dated December 21, 1998, recorded in Book 69, Pages 1-2 of the Townshend Land Records in the County of Windham and State of Vermont.

Deed from Pizzagalli Properties, LLC, dated December 8, 2000, recorded in Book 116, Pages 219-222 of the St. Albans Town Records in the County of Franklin and State of Vermont.

             Also, all property of every kind whatsoever, including land and premises, rights, privileges, easements, transmission lines, substations and distribution lines, in the following towns:

IN NEW LONDON COUNTY, STATE OF CONNECTICUT:

Waterford

IN HARTFORD COUNTY, STATE OF CONNECTICUT:

Berlin

IN CUMBERLAND COUNTY, STATE OF MAINE:

Yarmouth

IN SULLIVAN COUNTY, STATE OF NEW HAMPSHIRE:

Charleston Claremont	Cornish Newport	Plainfield Unity

IN CHESHIRE COUNTY, STATE OF NEW HAMPSHIRE:

Chesterfield	Hinsdale

IN GRAFTON COUNTY, STATE OF NEW HAMPSHIRE:

Bath Haverhill	Lyman Lyme	Orford Piermont

IN WASHINGTON COUNTY, STATE OF NEW YORK:

SCHEDULE A
Granville	Hampton

IN RENSSELAER COUNTY, STATE OF NEW YORK:

Hoosick

IN ADDISON COUNTY, STATE OF VERMONT:

Addison Bridport Bristol Cornwall Ferrisburgh Goshen Granville Hancock	Leicester Lincoln Middlebury Monkton New Haven Orwell Panton	Ripton Salisbury Shoreham Starksboro Vergennes Weybridge Whiting

IN BENNINGTON COUNTY, STATE OF VERMONT:

Arlington Bennington Dorset Glastenbury Landgrove	Manchester Peru Pownal Rupert Sandgate	Searsburg Shaftsbury Sunderland Winhall Woodford

IN CALEDONIA COUNTY, STATE OF VERMONT:

Barnet Danville Kirby	Lyndon Ryegate St. Johnsbury	Walden Waterford Wheelock

IN CHITTENDEN COUNTY, STATE OF VERMONT:

Buels Gore Burlington Colchester	Essex Huntington Jericho	Milton Underhill Westford

IN ESSEX COUNTY, STATE OF VERMONT:
Concord Granby	Guildhall Lunenburg	Victory

IN FRANKLIN COUNTY, STATE OF VERMONT:

Bakersfield	Fletcher	Richford

A-2

Berkshire Enosburg Fairfax Fairfield	Franklin Georgia Highgate Montgomery	Sheldon St. Albans City St. Albans Town Swanton

IN LAMOILLE COUNTY, STATE OF VERMONT:

Belvidere Cambridge	Eden Hyde Park	Johnson

IN ORANGE COUNTY, STATE OF VERMONT:

Bradford Braintree Brookfield Chelsea	Fairlee Newbury Randolph Strafford	Thetford Tunbridge Vershire West Fairlee

IN ORLEANS COUNTY, STATE OF VERMONT:

Lowell	Irasburg

IN RUTLAND COUNTY, STATE OF VERMONT:

Benson Brandon Castleton Chittenden Clarendon Danby Fair Haven Hubbardton Ira Mendon	Middletown Springs Mt. Holly Mt. Tabor Pawlet Pittsfield Pittsford Poultney Proctor Rutland City Rutland Town	Sherburne Shrewsbury Sudbury Tinmouth Wallingford Wells West Haven West Rutland

IN WASHINGTON COUNTY, STATE OF VERMONT:

Northfield	Roxbury

IN WINDHAM COUNTY, STATE OF VERMONT:

Athens Brattleboro Brookline Dover Dummerston Grafton	Guilford Jamaica Londonderry Marlboro Newfane Rockingham	Stratton Townshend Vernon Wardsboro Westminster Windham

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IN WINDSOR COUNTY, STATE OF VERMONT:

Andover Baltimore Barnard Bethel Bridgewater Cavendish Chester Hartford	Hartland Ludlow Norwich Plymouth Pomfret Reading Rochester Royalton	Sharon Springfield Stockbridge Weathersfield Weston West Windsor Windsor Woodstock

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RESOLUTIONS ADOPTED JUNE 11, 2001
BY THE BOARD OF DIRECTORS OF
CENTRAL VERMONT PUBLIC SERVICE CORPORATION

             On motion duly made and seconded, the following resolutions relating to the Forty-second Supplemental Indenture were unanimously passed and adopted:

             WHEREAS, by Section 15 of Article III of the Mortgage, the Company has covenanted, among other things, to cause each subsidiary to pay when due all indebtedness for money borrowed by such subsidiary and not to permit the occurrence of any event or any condition to exist with respect to any such indebtedness or under any agreement securing or relating to such indebtedness the effect of which is to cause (or permit any holder of such indebtedness or a trustee to cause) such indebtedness, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; and

             WHEREAS, by Article X of the Mortgage, the Company has agreed to various remedies in the event of certain defaults specified in Section 1 of such Article X, including without limitation, (1) any default in the due observance or performance of any covenant or condition in the Mortgage (other than the obligation to make any payment when due of interest on, the principal of, or the premium, if any, on any of the bonds issued under the Mortgage) required to be kept or performed by the Company, and the continuance of any such default for the applicable period specified in the Mortgage, or (2) certain actions by the Company or any subsidiary in respect of the bankruptcy or insolvency of any subsidiary and certain other similar events; and

             WHEREAS, said Section 15 of Article III of the Mortgage was added to the Mortgage through the Twenty-Seventh Supplemental Indenture, dated as of April 1, 1975, at which time the Company did not participate in any unregulated business activities through subsidiaries incorporated for those activities; and

             WHEREAS, in 1989, the Company began participating in unregulated business activities through subsidiaries incorporated for that purpose; and

             WHEREAS, the unregulated activities of the Company are conducted, as of the date hereof, through a wholly-owned subsidiary, Catamount Resources Corporation, a Vermont corporation (together with its successors and assigns, "CRC"), and its current and future wholly-and partially-owned direct and indirect subsidiaries and partially-owned affiliates (such subsidiaries and affiliates, "CRC Subsidiaries"); and

             WHEREAS, under Section 15 of Article III of the Mortgage, a failure by CRC or a CRC Subsidiary to pay when due all indebtedness for money borrowed or the permitting by CRC or a CRC Subsidiary of the occurrence of any event or any condition to exist with respect to any such indebtedness or under any agreement securing or relating to such indebtedness the effect of which is to cause (or permit any holder of such indebtedness or a trustee to cause) such indebtedness, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment would cause a default under the Mortgage and cause the Trustee to seek remedies under Article X of the Mortgage; and

             WHEREAS, certain actions by CRC or a CRC Subsidiary in respect of the bankruptcy or insolvency of any subsidiary and certain other similar events could also result in the declaration of a default and cause the Trustee to seek remedies under Article X of the Mortgage; and

             WHEREAS, the Company wishes to preclude the foregoing events from causing a default or declaration of a default under the Mortgage which could be caused by events relating to CRC or a CRC Subsidiary; and

             WHEREAS, in order to preclude the foregoing events with respect to CRC or a CRC Subsidiary from causing a default under Section 15 of Article  III of the Mortgage and/or the consequences set forth in Article X of the Mortgage, it is necessary and desirable, and this Company is permitted, and has duly and lawfully determined, to execute and deliver a supplemental indenture, and

             WHEREAS, by Section 11 of Article III of the Mortgage, this Company covenanted "that in order fully to preserve and protect the security of the bondholders and all rights of the Trustee, it will cause the Mortgage and every additional instrument which shall be executed pursuant to the terms thereof at all times to be recorded and filed in such manner and in such places as may be required by the laws of the state or states, in which the property subject hereto is located",

             NOW THEREFORE, BE IT
             RESOLVED: that this Board hereby approves the Forty-Second Supplemental Indenture to be dated as of June 11, 2001 (or such other date as may be appropriate to carry out the intention of these resolutions), amending and supplementing the Mortgage by stipulating that CRC and CRC Subsidiaries shall be deemed for all purposes thereof not to be a subsidiary of the Company, and appurtenant thereto, defines limitations on capital contributions and affiliate transactions, and consolidates dividend restrictions for all outstanding First Mortgage Bonds, and authorizes and directs the President or any Vice President or the Treasurer of this Company for the time being in office, each as such officer and as agent for this Company, to execute and seal with the corporate seal of this Company (which shall be attested by the Secretary or an Assistant Corporate Secretary of this Company for the time being in office), and deliver to State Street Bank and Trust Company, Trustee, such Forty-Second Supplemental Indenture substantially in the form presented to this meeting, subject to such changes, insertions and omissions as may be determined and approved by the President or any Vice President or the Treasurer of this Company executing the same, that such determination and approval are within the authority conveyed by this resolution to be conclusively evidenced by the execution of said Supplemental Indenture on behalf of this Company and such execution being a sufficient identification thereof for all purposes as the Supplemental Indenture hereby authorized, and

             FURTHER RESOLVED: that the President or any Vice President or the Treasurer of this Company cause said Supplemental Indenture to be recorded and filed in such a manner and in such places as may be required to preserve and protect the security of the bondholders and the rights of the Trustee, and

             FURTHER RESOLVED: that the officers of this Company be, and they are and each of them is hereby authorized in the name and on behalf of this Company to execute and file with the Vermont Public Service Board and with such other public regulatory commissions, bodies or agencies which in their opinion or in the opinion of counsel have jurisdiction in the premises, all other applications, petitions, instruments or documents, including any amendments thereto, which in their opinion or the opinion of counsel are necessary or expedient in order to consummate the transactions contemplated by these resolutions, and to employ such counsel and assistance, and pay such fees and expenses, as may be deemed necessary by any of them to accomplish the purpose hereof, and that any and all acts taken or to be taken by or under the authorization of any officer of or counsel to this Company in connection with the transactions contemplated in these resolutions are hereby ratified, confirmed and approved as if authorized hereby when taken.

             And I further certify that the foregoing resolutions have not since been amended or rescinded and are now in full force and effect.

             IN WITNESS WHEREOF I have hereunto set my hand as Assistant Corporate Secretary and have affixed the corporate seal of said Corporation as of this 28th day of June, 2001.

Attest:

________________________________
Mary C. Marzec
Assistant Corporate Secretary